Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3, File No. 333-140158 of our report dated February 24, 2006, relating to the financial statements of Genco Shipping & Trading Limited, appearing in the Annual Report on Form 10-K of Genco Shipping & Trading Limited for the year ended December 31, 2005 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York
February 7, 2007